Exhibit (d)(3)

SPORT CHALET, INC.

1992 INCENTIVE AWARD PLAN

ARTICLE I
PURPOSE OF PLAN

The purpose of this Plan is to promote the growth and profitability of the Company by providing, through the granting of stock appreciation rights, options to purchase stock and other incentive awards, incentives to attract highly talented persons to positions with one or more of the Participating Companies, to retain such persons and to motivate them to use their best efforts on behalf of the Participating Companies.

ARTICLE II
DEFINITIONS

For the purposes of this Plan, unless the context otherwise requires, the following terms shall have the meanings set forth in this Article II:

2.01   Automatic Option Grants. The term "Automatic Option Grants" shall mean the Non-qualified Stock Options granted to Non-employee Directors pursuant to Article IX of the Plan.

2.02   Automatic Grant Date. The term "Automatic Grant Date" shall mean the date of grant of an Automatic Option Grant.

2.03   Board The term "Board" shall mean the Board of Directors of the Company.

2.04   Committee. The term "Committee" shall mean a committee appointed by the Board pursuant to Section 3.01 constituting not less than two (2) members of the Board.

2.05   Common Stock. The term "Common Stock" shall mean the Company's common stock, par value $.01 per share.

2.06   Company. The term "Company" shall mean Sport Chalet, Inc., a Delaware corporation, or any successor thereof.

2.07   Director. The term "Director" shall mean a member of the Board or a member of the board of directors of any Participating Company.

2.08   Disinterested Person. The term "Disinterested Person" shall mean a disinterested person as that term is defined in Rule 16b-3.

2.09   Dividend Equivalent. "Dividend Equivalent" shall mean the cash or additional Common Stock earned in connection with an Option, as described in Article XIII.

2.10   Effective Date. The term "Effective Date" shall mean November 1, 1992.

2.11   Eligible Person. The term "Eligible Person" shall mean any employee, consultant or officer of any Participating Company, including officers who are directors.

2.12   Eligible Person Termination Date. The term "Eligible Person Termination Date" shall mean the date as of which the employment or consultant status of such person by a Participating Company terminates or the date as of which such person's service as a director of the Company terminates.

2.13   Exchange Act. The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

2.14   Exercise Date. The term "Exercise Date" shall mean the date a Right or Option, or any portion thereof, is exercised.

2.15   Fair Market Value. The term "Fair Market Value, "when used with respect to the determination of the fair market value of the Shares, shall mean: (a) if Shares are traded on a national stock exchange or traded on the NASDAQ national market system ("NMS"), the closing sales price per share of the Shares; (b) if Shares are regularly traded in any over-the-counter market other than the NMS, the average of the bid and asked prices per share of the Shares; and (c) if Shares are not traded as described in (a) or (b) above, the per-share fair market value of the Shares as determined in good faith by the Board on such basis as the Board in its sole discretion shall choose. The date of determination of Fair Market Value with respect to subparagraphs (a), (b) and (c) shall be the date specified in the Plan or, if no trading in the Shares takes place on such date, on the next preceding trading day on which there has been such trading.

2.16   Holder. The term "Holder" shall mean a person holding an Incentive Award.

2.17   Incentive Award. The term "Incentive Award" shall mean any Non-qualified Stock Option, Incentive Stock Option, Restricted Stock, Stock Appreciation Right, Dividend Equivalent, Stock Payment or Performance Award granted under the Plan.

2.18   Incentive Award Agreement. The term "Incentive Award Agreement" shall mean an agreement relating to the grant of an Incentive Award under the Plan.

2.19   Incentive Award Termination Date. The term "Incentive Award Termination Date" shall mean the date as of which an Incentive Award shall expire and terminate as the Board shall determine.

2.20   Incentive Stock Option. The term "Incentive Stock Option" shall mean an option as defined under Section 422 of the I.R.C., including an Incentive Stock Option granted pursuant to Article VIII of the Plan.

2.21   I.R.C. The term "I.R.C." shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

2.22   Non-employee Director. The term "Non-employee Director" shall mean a member of the Board who is not and has not been within the previous one year period also an officer or employee of the Company or any Participating Company.

2.23   Non-qualified Stock Option. The term "Non-qualified Stock Option" shall mean an option other than an Incentive Stock Option granted pursuant to Article VIII of the Plan.

2.24   Option. The term "Option" shall mean a Non-qualified Stock Option or an Incentive Stock Option.

2.25   Option Agreement. The term "Option Agreement" shall mean the agreements required pursuant to Section 8.01 hereof with respect to Incentive Stock Options and Section 9.01 hereof with respect to Non-qualified Stock Options.

2.26   Option Termination Date. The term "Option Termination Date" shall mean the date as of which an Option shall expire and terminate as the Board shall determine.

2.27   Parent Corporation. The term "Parent Corporation" shall mean a member of an affiliated group as that term is defined in I.R.C. Section 424(e).

2.28   Participating Company. The term "Participating Company" shall mean the Company and any parent Corporation or subsidiary Corporation.

2.29   Participant. The term "Participant" shall mean an Eligible Person who has been granted one or more Incentive Awards and a Non-employee Director who has received an Automatic Option Grant.

2.30   Performance Award. The term "Performance Award" shall mean an award whose value may be limited to stock value, book value or other specific performance criteria which may he set by the Board of Directors, but which is paid in cash, stock or a combination of both.

2.31   Person. The term "Person" shall mean a person as that term is defined in Sections 13(d) and 14(d) of the Exchange Act.

2.32   Plan. The term "Plan" shall mean this Sport Chalet, Inc., 1992 Incentive Award Plan.

2.33   Restricted Stock. The term "Restricted Stock" shall mean Common Stock sold or granted to an Eligible Person which is nontransferable and subject to substantial risk of forfeiture until certain restrictions lapse.

2.34   Right. The term "Right" shall mean a stock appreciation right granted pursuant to this Plan which will entitle the holder of such right to receive an amount of cash based on the increase in the Fair Market Value of a Share during the period such stock appreciation right is held by such holder.

2.35   Right Grant Date. The term "Right Grant Date" shall mean the effective date of the grant of a Right. The effective date of the grant shall be deemed to be the date on which the Board authorizes the grant of the Right, unless a subsequent date is specified in such authorization.

2.36   Right Termination Date. The term "Right Termination Date" shall mean the date as of which a Right shall expire and terminate as the Board shall determine.

2.37   Rule 16b-3. The term "Rule 16b-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such rule may be amended from time to time.

2.38   SAR Agreement. The term "SAR Agreement" shall mean the agreement required pursuant to Section 6.01 hereof.

2.39   Share. The term "Share" shall mean a share of Common Stock.

2.40   Stock Payment. The term "Stock Payment" shall mean a payment of Shares to replace all or any portion of the compensation (other than base salary) that would otherwise become payable to an employee in cash.

2.41   Subsidiary Corporation. The term "Subsidiary Corporation" shall mean a subsidiary corporation as that term is defined in Section 424(f).

2.42   Terminating Transaction. The term "Terminating Transaction" shall mean any of the following events: (a) stockholder approval of the dissolution or liquidation of the Company; (b) stockholder approval of a reorganization, merger or consolidation of the Company with one or more other corporations (other than any Participating Company and other than with respect to a transaction, the purpose of which is to change the domicile of the Company), as a result of which the Company goes out of existence or becomes a subsidiary of another corporation (which shall be deemed to have occurred if another corporation shall own, directly or indirectly, fifty percent (50%) or more of the aggregate voting power of all outstanding equity securities of the Company); (c) stockholder approval of a sale of all or substantially all of the Company's assets; (d) the subsequent acquisition by a Person (other than the Company, any Participating Company, a Participant or any employee benefit plan of the Company) of equity securities of the Company representing twenty percent (20%) or more of the aggregate voting power of all outstanding equity securities of the Company; or (e) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such period.

2.43   Termination Date. The term "Termination Date, shall mean the day before the tenth (10th) anniversary of the Effective Date.

2.44   Total Disability. The term "Total Disability" shall mean a total and permanent disability as that term is defined in I.R.C. Section 22(e)(3).

2.45   Vested Incentive Award. The term "Vested Incentive Award" shall mean an Incentive Award, or any portion thereof, that has become exercisable pursuant to the terms and conditions of an applicable Incentive Award Agreement.

ARTICLE III
ADMINISTRATION OF PLAN

3.01  Administration by the Board.

(a)      The Plan shall be administered by the Board, or at the option of the Board, by a committee designated by the Board pursuant to Section 3.02 hereof.

(b)     The Board shall have full and absolute power and authority in its sole discretion to

(i) determine which Eligible Persons shall receive incentive Awards, (ii) determine the time when Incentive Awards shall be granted, (iii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Incentive Awards granted hereunder, and (iv) interpret the provisions of the Plan and of any Incentive Awards granted under the Plan. Neither the Board nor the Committee shall have the authority or power, however, to affect in any manner any Automatic Option Grants made pursuant to Article IX of this Plan.

3.02  Action by Committee.

(a) The Board may appoint a Committee of no less than two (2) Board members to administer the Plan and, subject to applicable law, to exercise all of the powers, authority, and discretion of the Board under this Plan. The Board may from time to time remove members from, or add members to, the Committee, and vacancies on the Committee shall be filled by the Board. The Board may abolish the Committee at any time or revest in the Board the administration of the Plan. Until changed by the Board, the members of the Committee shall be the Company's Compensation Committee members.

(b)   In establishing and maintaining the Committee, the Board shall require each member of the Committee to be a Disinterested Person, and the Board may, but is not required to, take such other actions as it deems necessary or advisable to conform this Plan or the administration of this Plan to the requirements of Rule 16b-3, as it may be amended from time to time (such actions to conform the Plan or the administration thereof to the requirements of Rule 16b-3 may be taken by the Board or Committee, as appropriate, without approval from the Company's stockholders).

(c)   The Committee shall report to the Board the names of Eligible Persons granted Incentive Awards, the number of Incentive Awards granted to Eligible Persons, and the terms and conditions of such Incentive Awards.

(d)  No member of the Board of Directors or the Committee will be liable for any action or determination made in good faith by the Board of Directors or the Committee with respect to the Plan or any Incentive Award granted under it.

3.03  Rules and Regulations. The Board may adopt such rules and regulations as it, in its discretion, may deem necessary or appropriate to carry out the purposes of the Plan.

3.04  Authority. All decisions, determinations, interpretations, or other actions by the Board (or the Committee, if applicable) shall be final, conclusive, and binding on all Eligible Persons, Participants, Participating Companies and any successors-in-interest to such persons.

ARTICLE IV
NUMBER OF RIGHTS OR SHARES AVAILABLE UNDER THE PLAN

4.01  Maximum Number of Rights or Shares in the Aggregate. Subject to Sections 4.02 and 15.08 hereof, the maximum number of Rights and Shares which may become subject to Incentive Awards granted under the Plan shall be Six Hundred Thousand (600,000) in the aggregate of which Thirty Thousand (30,000) are reserved for the Automatic Option Grants to Non-employee Directors as set forth in Article IX.

4.02  Additional Availability. If Incentive Awards granted under the Plan shall for any reason terminate, lapse, be forfeited, or expire without being exercised, the Shares related thereto, if any, shall again be available for granting under the Plan and shall not be included in the calculations of the maximum number of Shares which may be granted under the Plan.

ARTICLE V
TERM OF PLAN

The Plan shall be effective as of the Effective Date and shall terminate on the Termination Date. No Incentive Awards may be granted hereunder after October 31, 2002.

ARTICLE VI
STOCK APPRECIATION RIGHTS

6.01  Form of SAR Agreement. Any Right granted under the Plan shall be evidenced by an agreement ("SAR Agreement") in such form as the Board, in its discretion, may from time to time approve. Any SAR Agreement shall incorporate the Plan by reference and shall contain such terms and conditions as the Board, in its discretion, may deem necessary or appropriate and which are not inconsistent with the provisions of the Plan.

6.02  Limitations on Grants. No Right may be granted which is exercisable after the expiration of ten (10) years after the Right Grant Date.

6.03  Exercisability of Rights.

(a)  Vesting. The Board shall determine when a Right shall vest or become exercisable ("Vested Right"), provided that no Right granted under this Plan shall he exercisable until six (6) months and one day after the Right Grant Date.

(b)   Rule 16b-3 Limitations. The Board may, at the time a Right is granted, impose such conditions on the exercise of a Right as may be required to comply with subsection (e) of Rule 16b-3. Without limiting the generality of the foregoing, the Board may limit the exercise of a Right to the period beginning on the third (3rd) business day following the Company's release of quarterly and annual financial data and ending on the twelfth (12th) business day following such date.

(c)    Termination of Rights. Each Right shall expire and terminate on the Right Termination Date determined by the Board.

6.04  Payment Upon Exercise of Rights.

(a)   Amount of Payment. Upon exercise of each Right, the Participant shall receive an amount equal to the excess of (i) the Fair Market Value of a Share on the date the Right is exercised (the "Exercise Date"), over (ii) the Fair Market Value of a Share on the Right Grant Date of such Right or, in the case of grants of Rights on or prior to the date the registration statement under the Securities Act of 1933 became effective, the offering price at the time of the Company's initial public stock offering.

(b)    Means and Timing of Payment. Within ten (10) days after the Exercise Date, the Company shall pay to the Participant in cash the amount determined under paragraph (a).

ARTICLE VII
NON-QUALIFIED STOCK OPTIONS

7.1   The Committee may grant Non-qualified Stock Options to purchase Common Stock to Eligible Persons, subject to the following terms and conditions:

(a)    The purchase price of Common Stock under each Non-qualified Stock Option may not be less than one hundred (100%) percent of the Fair Market Value of the Common Stock on the date the Non-qualified Stock Option is granted.

(b)    No Non-qualified Stock Option may be exercised after ten (10) years and one day from the date of grant. Each Non-qualified Stock Option granted under this Plan shall also be subject to earlier termination as provided in this Plan.

(c)    Upon the exercise of a Non-qualified Stock Option, the purchase price will be payable in full in cash and/or its equivalent, such as Common Stock, acceptable to the Company. Any Holder subject to Section 16(b) of the Exchange Act shall have beneficially owned Shares used for such payment for at least six months and one day. Any shares so assigned and delivered to the Company in payment or partial payment of the purchase price will be valued at their Fair Market Value on the exercise date.

(d)    No fractional shares will be issued pursuant to the exercise of a Non-qualified Stock Option nor will any cash payment be made in lieu of fractional shares.

(e)     No Non-qualified Stock Option granted to an officer of the Company subject to Section 16(b) of the Exchange Act, nor any shares, of Common Stock issuable upon exercise of any such Non-qualified Stock Option, may be sold or otherwise disposed of prior to the date that is six (6) months and one (1) day following the date of grant of the Non-qualified Stock Option.

(f)    Recipients of Non-qualified Stock Options shall enter into option agreements (each an "Option Agreement"), in such form deemed appropriate by the Committee.

ARTICLE VIII
INCENTIVE STOCK OPTIONS

8.01  Incentive Stock Options. The Committee may grant Incentive Stock Options to purchase Common Stock to Eligible Persons, subject to the following terms and conditions:

(a)   The purchase price of each share of Common Stock under an Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a share of the Common Stock on the date of grant; provided, however, that if an Employee, at the time an Incentive Stock option is granted, owns stock representing more than ten (10%) percent of the total combined voting power of all classes of stock of the Company (as defined in I.R.0 Section 424(e) or (d)), then the purchase price of each share of Common Stock subject to such Incentive Stock Option shall be at least one hundred and ten (110%) percent of the Fair Market Value of such share of Common Stock.

(b)   No Incentive Stock Option may be exercised after ten (10) years from the date of grant; provided, however, that if an Employee, at the time an Incentive Stock option is granted to him or her, owns stock representing more than ten (10%) percent of the total combined voting power of all classes of stock of the Company (as defined in I.R.C. Section 424(e) or (d)), the Incentive Stock Option granted shall not be exercisable after the expiration of five (5) years from the date of grant. Each Incentive Stock Option granted under this Plan shall also be subject to earlier termination as provided in this Plan.

(c)    Upon the exercise of an Incentive Stock Option, the purchase price will be payable in full in cash and/or its equivalent, such as Common Stock, acceptable to the Company. Any Holder • subject to Section 16(b) of the Exchange Act shall have beneficially owned any Shares used for such payment for at least six months and one day. Any shares so assigned and delivered to the Company in payment or partial payment of the purchase price will be valued at their Fair Market Value on the exercise date.

(d)    The Fair Market Value (determined at the time the Incentive Stock Option is granted) of the shares of Common Stock subject to Incentive Stock Options that become first exercisable in any calendar year (including Incentive Stock Options under all plans of the Company) shall not exceed One Hundred Thousand ($100,000) Dollars.

(e)    No fractional shares will be issued pursuant to the exercise of an Incentive Stock Option nor will any cash payment be made in lieu of fractional shares.

(f)     No Incentive Stock Option granted to an officer of the Company subject to Section 16(b) of the Exchange Act, nor any shares of Common Stock issuable upon exercise of any such Incentive Stock Option, may be sold or otherwise disposed of prior to the date that is six (6) months and one (1) day following the date of grant of the Incentive Stock Option.

(g)    Recipients of Incentive Stock Options shall enter into Option Agreements in such form deemed appropriate by the Committee.

ARTICLE IX
AUTOMATIC OPTION GRANTS TO NON-EMPLOYEE DIRECTORS

9.01 (a) Automatic Grants. Each Non-employee Director shall automatically he granted Non-qualified Options ("Automatic Option Grants") to purchase the number of shares of Common Stock set forth below (subject to adjustment under Section 15.08) hereof on the dates and terms set forth below:

(i)           Each person who is a Non-employee Director on the date of adoption by the Board of the Plan, as amended hereby, or who is appointed a Non-employee Director prior to the date on which the shareholders approve the Plan, shall receive an Automatic Option Grant on the date of stockholder approval of the Plan, as amended hereby, to purchase 3000 Shares.

(ii)           Each person who, after the date of approval by the Company's stockholders of the Plan, as amended hereby, is elected or appointed as a Non-employee Director, shall receive on the date of appointment as a Non-employee Director an Automatic Option Grant to purchase 3000 Shares. Thereafter, an option with respect to a similar number of shares shall be automatically granted to such director effective as of each triennial date on which such person is reelected to the Board of Directors by the Company's stockholders; provided that the total of such shares optioned to any one Non-employee Director shall not exceed 9,000 shares.

(b) Terms and Conditions. The terms and conditions applicable to each Automatic Option Grant shall be as follows:

(i)           The purchase price of each Share of Common Stock under each of the options shall be equal to one hundred percent (100%) of the Fair Market Value of a share of the Common Stock on the Automatic Grant Date, which, if on or before the company's initial public offering, shall not be less than the offering price.

(ii)           The options shall be exercisable for a period of five years and one day from the Automatic Grant Date.

(iii)           The options will be exercisable on a cumulative basis in the following increments: each option shall become exercisable with respect to thirty- three and one-third percent (33-1/3%) of the Shares initially covered by the option immediately and shall become exercisable with respect to and additional thirty-three and one-third percent (33-1/3%) of the Shares initially covered by the option on the first and second anniversaries of the Automatic Grant Date; provided that (i) the exercisability of all such options shall accelerate upon the occurrence of a Terminating Transaction and shall terminate, to the extent unexercised, if the Common Stock ceases to exist or be publicly traded as a result of the Terminating Transaction, unless the options are expressly assumed or replaced by substitute options by the entity that survives the Terminating Transaction; and (ii) no option granted under this Paragraph 9.01 may be exercised prior to approval of the Plan, as amended hereby, by the Company's stockholders.

(iv)           Upon exercise of each option, the purchase price will become payable immediately in cash or in Shares of Common Stock that the optionee has held for at least six months having a Fair Market Value on the date of exercise equal to the aggregate purchase price, or in a combination of cash and Shares.

(v)           No option nor any Shares of Common Stock issuable upon exercise of any such option, may be sold or otherwise disposed of prior to the date that is six (6) months and one (1) day following the Automatic Grant Date.

(vi)           Recipients of Automatic Option Grants shall enter into Option Agreements relating to such grants, in the form attached hereto in Exhibit "A".

ARTICLE X
RESTRICTED STOCK

The Committee may grant Restricted Stock to Eligible Persons, subject to the following terms and conditions:

(a)           The Committee in its discretion will determine the purchase price per share of Restricted Stock, if any.

(b)           All shares of Restricted Stock sold or granted pursuant to the Plan (including any shares of Restricted Stock received by the Holder as a result of stock dividends, stock splits, or any other forms of capitalization) will be subject to the following restrictions:

(i)            The shares may not be sold, transferred, or otherwise alienated or hypothecated until the restrictions are removed or expire.

(ii)           The Committee may require the Holder to enter into an escrow agreement providing that the certificates representing Restricted Stock sold or granted pursuant to the Plan will remain in the physical custody of an escrow holder until all restrictions are removed or expire.

(iii)           Each certificate representing Restricted Stock sold or granted pursuant to the Plan will bear a legend making appropriate reference to the restrictions imposed on the Restricted Stock.

(iv)           The Committee may impose restrictions on any shares sold pursuant to the Plan as it may deem advisable, including, without limitation, restrictions designed to facilitate exemption from or compliance with the Exchange Act, the requirements of any stock exchange upon which such shares or shares of the same class are then listed and any blue sky or other securities laws applicable to such shares.

(v)           No Restricted Stock sold or granted to an officer of the Company subject to Section 16(b) of the Exchange Act may be sold or otherwise disposed of prior to the date that is six (6) months and one (1) day following the date of grant of the Restricted Stock.

(c)           The restrictions imposed under subparagraph (b) above upon Restricted Stock (other than those imposed under subparagraph (b)(v)) will lapse in accordance with a schedule or other conditions as determined by the Committee, subject to the provisions of Section 15.07, subparagraph (e).

(d)           Subject to the provisions of subparagraph (b) above and Section 15.07 the Holder will have all rights of a shareholder with respect to the Restricted Stock granted or sold, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

ARTICLE XI
PERFORMANCE AWARDS

The Committee may grant Performance Awards to Eligible Persons. Such awards may be based on Common Stock performance over a period determined in advance by the Committee or any other measures as determined appropriate by the Committee. Payment will be in cash unless replaced by a Stock Payment in full or in part as determined by the Committee. Concurrent with the receipt of a Performance Award, the Holder shall enter into an Incentive Award Agreement in the form approved by the Committee. No Shares granted as part of a Performance Award granted to an officer of the Company subject to 16(b) of the Exchange Act may be sold or otherwise disposed of prior to the date that is six (6) months and one (1) day following the date of grant. The Committee shall confirm in writing Performance Awards previously granted under earlier Company plans as being granted under this- plan and as being subject to its terms and conditions from and after the date of adoption of this plan. On the Effective Date, the existing rights issued under the Company's Stock Appreciation Rights Plan, dated April 1, 1990 (the "1990 Plan") shall be converted into Performance Awards under this plan with similar terms and conditions as those of the 1990 Plan and evidenced by written agreements with the participants.

ARTICLE XII
STOCK PAYMENT

The Committee may grant Stock Payments of Common Stock to Eligible Persons for all or any portion of the compensation (other than base salary) that would otherwise become payable to an Employee in cash. No Shares granted as part of a Stock Payment granted to an officer of the Company subject to 16(b) of the Exchange Act may be sold or otherwise disposed of prior to the date that is six (6) months and one (1) day following the date of grant.

ARTICLE XIII
DIVIDEND EQUIVALENTS

The Committee may grant a Holder at no additional cost "Dividend Equivalents" based on the dividends declared on the Common Stock on record dates during the period between the date an Option is granted and the date such Option is exercised, or such other equivalent period, as determined by the Committee. Such Dividend Equivalents shall be converted to additional Shares or cash by such formula as may be determined by the Committee.

Dividend Equivalents shall be computed, as of each dividend record date, both with respect to the number of Shares under the Option and with respect to the number of Dividend Equivalent Shares previously earned by the Holder (or his successor in interest) and not issued during the period prior to the dividend record date.

ARTICLE XIV
AMENDMENT OR TERMINATION OF PLAN

14.01  Board Authority. Subject to the provisions of Section 14.02 below, the Board may amend, suspend, alter, or terminate the Plan at any time; provided, however, that unless required by applicable law, rule, or regulation, the Board shall not amend the Plan in the following respects without approval of the amendment either (i) by a majority of the vote cast at a duly held. stockholders' meeting at which a quorum representing a majority of all of the outstanding voting stock of the Company is, either in person or by proxy, present and voting on the amendment; or (ii) by the written consent of the holders of a majority of the outstanding shares of the Company's voting stock:

(a)           To reduce the minimum option price requirements set forth in the Plan;

(b)           To increase the maximum number of Rights or Shares subject to Incentive Awards available for grant under the Plan (except pursuant to the provisions of the Plan providing for adjustments upon the occurrence of certain events);

(c)           To provide for the administration of the Plan other than by the Board or the Committee;

(d)           To change the classes of Eligible Persons or Participating Companies; or

(e)           To extend the maximum period during which Incentive Awards may be exercised or to extend the term of the Plan.

14.02  Limitation on Board Authority. The Board or the Committee may amend the terms of any Incentive Awards previously granted, prospectively or retroactively, and may amend the Plan in accordance with the provisions of Section 14.01; provided, however, that (i) unless required by applicable law, rule, or regulation, no amendment of the Plan or of any Incentive Award Agreement shall, without the consent of any Participant holding any such affected Incentive Awards, be permitted if such amendment would affect in a material and adverse manner an Incentive Award granted prior to the date of any such amendment and (ii) the provisions of Article IX hereof and any other provisions respecting Automatic Option Grants to Non-employee Directors in the Plan may not be amended more than one time during any six-month period except for any amendments to comport with changes in the I.R.C., the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

14.03  Contingent Grants Based on Amendments. Incentive awards may be granted in reliance on and consistent with any amendment adopted by the Board and which is necessary to enable such Incentive Awards to be granted under the Plan even though such amendment requires future stockholder approval; provided, however, that any such contingent Incentive Awards by its terms may not be exercised prior to stockholder approval of such amendment, and provided further, that in the event stockholder approval is not obtained within twelve (12) months of the date of grant of such contingent Incentive Awards, then such contingent Incentive Awards shall be deemed cancelled and no longer outstanding.

ARTICLE XV
GENERAL PROVISIONS

15.01  Termination of Eligible Person Status or of Directorship Other Than by Reason of Death or Disability. In the event that the Eligible Person status of a Participant is terminated, or the Participant ceases to be a director of the Company, for any reason other than by reason of death or Total Disability, any Incentive Awards, or portions thereof, held by such Participant which have not vested as of the Eligible Person Termination Date shall expire and become unexercisable as of such date. Except as set forth in Section 15.04 hereof, all Vested Incentive Awards, or portions thereof, which have not been exercised prior to the Eligible Person Termination Date shall expire and become unexercisable as of the earlier of:

(a)           The date which is three (3) months following the Eligible Person Termination Date; or

(b)           The Termination Date.

15.02  Leave of Absence. In the case of any employee on an approved leave of absence, the Board may make such provision respecting continuance of the Incentive Awards as the Board, in its discretion, deems appropriate, except that in no event shall an Incentive Award be exercisable after the date by which the Board has determined for the termination of such Incentive Award.

15.03  Death or Total Disability of a Participant. In the event that the Eligible Person status of a Participant is terminated, or the Participant ceases to be a director of the Company, by reason of death or Total Disability, any Incentive Award, or portions thereof, held by such Participant which have not vested as of the Eligible Person Termination Date shall expire and become unexercisable as of such date. Except as set forth in Section 15.04 hereof, all Vested Incentive Awards, or portions thereof, which have not been exercised prior to the Eligible Person Termination Date shall expire and become unexercisable as of the earlier of:

(a)           The Right Termination Date or Option Termination Date; or

(b)           The first anniversary of the Eligible Person Termination Date.

Any vested Incentive Awards of a deceased Participant may be exercised prior to their respective expiration dates only by the person or persons to whom the Participant's Incentive Award pass by will or the laws of descent and distribution.

15.04  Extensions. Notwithstanding the provisions covering the exercisability of Incentive Awards following the Eligible Person Termination Date set forth in Sections 15.01 and 15.03, respectively, the Board may, in its sole discretion, with the consent of the Participant, extend the period of time during which a Vested Incentive Award shall remain exercisable, provided that in no event shall such extension extend beyond the Incentive Award Termination Date.

15.05  Partial Exercise. A Participant may exercise all or less than all of his or her Incentive Awards. Incentive Awards may be exercised by the Participant by giving written notice of exercise to the Company, which notice shall specify the number of Incentive Awards to he exercised.

15.06  Incentive Awards Not Transferable. Incentive Awards granted under this Plan may not be sold, pledged, hypothecated, assigned, encumbered, gifted or otherwise transferred or alienated in any manner, either voluntarily or involuntarily, or by operation of law, other than by will or the laws of descent and distribution, and may be exercised during the lifetime of a Participant only by such Participant. Upon any attempt to transfer Incentive Awards other than by will or the laws of descent and distribution, or to assign, pledge, hypothecate or otherwise dispose of Incentive Awards, or upon the levy of any execution, attachment or similar process thereon, such Incentive Awards shall become null and void and any subsequent attempted exercise of the Incentive Awards shall be ineffective against the Company. The terms of the Incentive Awards shall be binding upon the executors, administrators, heirs, successors and assigns of the Participants.

15.07  Restrictions on Grants and Exercise.

(a)    As a condition to the granting or exercise of any Incentive Award, the Board may require the person receiving or exercising such Incentive Award to make any representation and/or warranty to the Company as may be required (or deemed appropriate by the Board, in its discretion) under any applicable law, rule or regulation, including but not limited to a representation that the Incentive Award is being acquired only for investment and without any present intention to sell or distribute such Incentive Award, if such a representation is required under applicable law, rule, or regulation.

(h)    The exercise of Incentive Awards under this Plan is conditioned on approval of the Plan, as amended hereby, within twelve months of the adoption of the Plan either (i) by a majority of the votes cast at a duly hold stockholders' meeting at which a quorum representing a majority of all of the outstanding voting stock of the Company is, either in person or by proxy, present and voting on the Plan; or (ii) by the written consent of the holders of a majority of the outstanding shares of the Company's voting stock. In the event such approval is not obtained within such time period, any Incentive Awards granted hereunder prior to approval shall be void.

(c)    The Committee may delay the granting, vesting or exercisability of an Incentive Award for such time as reasonably necessary to comply with applicable State or Federal securities laws.

(d)   Neither Non-qualified Stock Options,  Incentive Stock Options or Automatic Options shall be exercisable unless the purchase of such optioned shares is pursuant to an applicable effective registration statement under the Securities Act of 1933, as amended (the "Act"), or unless, in the opinion of counsel to the Company, the proposed purchase of such optioned shares would be exempt from the registration requirements of the Act and from the registration or qualification requirements of applicable state securities laws.

15.08  Capitalization Adjustments. If the outstanding shares of Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, upon authorization by the Board an appropriate and proportionate adjustment shall be made in the number of Incentive Awards and the kind of Shares to which the Incentive Awards relate.

15.09  Acceleration Upon a Terminating Transaction. Upon the occurrence of a Terminating Transaction and for the period of thirty (30) days immediately thereafter, any Participant holding outstanding Incentive Awards shall have the right to exercise his or her Incentive Awards to the full extent not theretofore exercised, including any Incentive Awards which have not yet become Vested Incentive Awards (subject, however, to the provisions of Section 6.03(a) above). For purposes of determining the cash payment pursuant to Section 6.04(a) hereof upon an exercise of Right: during such thirty (30) day period, the Fair Market Value of a Share on the Exercise Date shall equal the highest reported sales price of a Share within the sixty (60) day period immediately preceding the date of the Terminating Transaction, as reported on any securities exchange upon which the Shares are traded.

15.10  Taxes. The Board shall make such provisions and take such steps as it deems necessary or appropriate for the withholding of any federal, state, local and other tax required by law to be withheld with respect to the grant or exercise of the Incentive Awards under the Plan, including, without limitation, (i) the deduction of the amount of any such withholding tax from any compensation, any amounts payable hereunder, or other amounts payable to a Participant by any member of the Participating Companies, or (ii) requiring a Participant (or the Participant's beneficiary or legal representative) as a condition of granting or exercising a Incentive Award to pay to any member of the Participating Companies any amount required to be withheld, or to execute much other documents as the Board deems necessary or desirable in connection with the satisfaction of any applicable withholding obligation.

15.11  Legends on Agreements. Each Incentive Award Agreement shall be endorsed with all legends, if any, required by applicable federal and state securities laws to be placed on the Incentive Award Agreement. The determination of which legends, if any, shall be placed upon these agreements shall be made by the Board in its sole discretion and such decision shall be final and binding.

15.12  Availability of Plan. A copy of this Plan shall be delivered to any Eligible Person and any Non-employee Director making reasonable inquiry concerning the Plan.

15.13  Notice. Any notice or other communication required or permitted to be given pursuant to the Plan or under any Incentive Award Agreement must be in writing and may be given by registered or certified mail, and if given by registered or certified mail, shall be determined to have been given and received on the date three days after a registered or certified letter containing such notice, properly addressed with postage prepaid, is deposited in the United States mails; and if given other than by registered or certified mail, it shall be deemed to have been given when delivered to and received by the party to whom addressed. Notice shall be given to Eligible Persons and Non-employee Directors at their most recent addresses shown in the Company's records. Notice to the Company shall be addressed to the Company at the address of the Company's principal executive offices, to the attention of the Secretary of the Company.

15.14  Titles and Headings. Titles and headings of sections and articles of this Plan document are for convenience of reference only and shall not affect the construction of any provision of this Plan.

15.15  Governing Law. Except with respect to matters relating to general corporation law which shall be governed by the General Corporation Law of the State of Delaware, this Plan shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of California applicable to agreements made and to be performed wholly within the State of California.

15.16  Information. During the period that Incentive Awards are outstanding, the Company will provide Participants with copies of all reports, proxy statements and other communications distributed to its stockholders generally.

15.17  Amended Plan. This Plan amends the Sport Chalet, Inc. 1990 Stock Appreciation Rights Plan and is intended to replace such plan.

IN WITNESS WHEREOF, pursuant to the due authorization and adoption of this Plan by the Board on October 8, 1992, the Company has caused this Plan to be duly executed by its duly authorized officers.

SPORT CHALET, INC.

By: /s/ Samuel G. Allen

President and Chief Executive Officer

By: /s/ Howard K. Kaminsky

Chief Financial Officer